Exhibit 99.1

FOR IMMEDIATE RELEASE

Cornerstone Building Brands Prices Offering of its $500 Million Senior Secured Notes

Cary, N.C., July 31, 2024 – Cornerstone Building Brands, Inc. (“Cornerstone Building Brands” or the “Company”) today priced its previously announced offering of senior secured notes due 2029 (the “Notes”) in a private placement exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The offering is expected to close on August 7, 2024, subject to certain closing conditions. The Notes will be guaranteed on a senior secured basis by Camelot Return Intermediate Holdings, LLC, a Delaware limited liability company (“Holdings”), and each of the Company’s existing and subsequently acquired or organized direct or indirect wholly owned U.S. restricted subsidiaries, with certain exceptions (together with Holdings, the “Guarantors”).

The Company intends to use the net proceeds from the offering to repay outstanding amounts under its asset-based revolving credit facility and to pay all fees and expenses related to the foregoing.

The Notes will be the Company’s senior secured obligations and will bear interest at a rate of 9.50% per annum, payable on February 15 and August 15 of each year, commencing on February 15, 2025. The notes will mature on August 15, 2029, subject to certain springing maturity date provisions, unless earlier repurchased or redeemed in accordance with their terms prior to that date.

The Notes and the guarantees will be offered and sold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A and in offshore transactions to non-U.S. persons pursuant to Regulation S, each under the Securities Act.

The Notes and the guarantees have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement of the Securities Act and applicable state laws.

This press release is for informational purposes only and is not an offer to sell or purchase nor the solicitation of an offer to sell or purchase securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.

About Cornerstone Building Brands

Cornerstone Building Brands is a leading manufacturer of exterior building products for residential and low-rise non-residential buildings in North America. Headquartered in Cary, N.C.,

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5020 Weston Parkway | Suite 400 | Cary, NC 27513 | 888.975.9436 | CornerstoneBuildingBrands.com

we serve residential and commercial customers across the new construction and Repair & Remodel markets. Our market-leading portfolio of products spans vinyl windows, vinyl siding, stone veneer, metal roofing, metal wall systems and metal accessories. Cornerstone Building Brands’ broad, multi-channel distribution platform and expansive national footprint includes approximately 19,700 employees at manufacturing, distribution and office locations throughout North America. Corporate stewardship and Environmental, Social and Governance responsibility are embedded in our culture. We are committed to contributing positively to the communities where we live, work and play. For more information, visit us at cornerstonebuildingbrands.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding the Company’s financing plans, including statements related to the Company’s offering of the Notes and the intended use of net proceeds of the offering. Such statements are subject to certain risks and uncertainties including, without limitation, risks related to whether the Company will consummate the offering of the Notes on the expected terms, or at all, market and other general economic conditions and whether the Company and the Guarantors will be able to satisfy the conditions required to close any sale of the Notes. The Company’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning the Company and its businesses are described in additional detail in its Annual Report on Form 10-K for the year ended December 31, 2023 and other filings made by the Company with the Securities and Exchange Commission.

Investor Relations:
Mohsin Syed
Vice President, Corporate Finance & Investor Relations
response@cornerstone-bb.com

Media Relations:
Gia Oei
Vice President, Corporate Communications & Culture
response@cornerstone-bb.com

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5020 Weston Parkway | Suite 400 | Cary, NC 27513 | 888.975.9436 | CornerstoneBuildingBrands.com